Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

between

MERCANTILE BANK CORPORATION

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

DATED AS OF DECEMBER 15, 2021

First Supplemental Indenture to Subordinated Indenture dated as of December 15, 2021

3.25% Fixed-to-Floating Rate Subordinated Notes due January 30, 2032

FIRST SUPPLEMENTAL INDENTURE, dated as of December 15, 2021 (this “Supplemental Indenture”), between MERCANTILE BANK CORPORATION, a Michigan corporation (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have entered into a Subordinated Indenture dated as of December 15, 2021 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its subordinated debt securities;

WHEREAS, Section 9.1(k) of the Base Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of Securities of any Series as permitted by Sections 2.1 and 2.2 thereof;

WHEREAS, the Company desires to provide for the establishment of a new Series of Securities pursuant to Sections 2.1 and 2.2 of the Base Indenture, the form and substance of such Securities and terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture;

WHEREAS, the Company deems it advisable to enter into this Supplemental Indenture for the purposes of establishing the terms of such Securities and providing for the rights, obligations and duties of the Trustee with respect to such Securities;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by a resolution of the Board of Directors of the Company;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture;

WHEREAS, the Company confirms all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee in accordance with this Indenture, valid obligations of the Company; and

WHEREAS, all acts and things necessary have been done and performed to make this Supplemental Indenture valid, binding and enforceable obligations of the Company in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Notes (as defined herein) by the Holders thereof, the Company and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE
SCOPE OF SUPPLEMENTAL INDENTURE

This Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by this Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this Supplemental Indenture shall only apply to the Notes.

ARTICLE TWO
DEFINITIONS

Section 2.1 Definitions and Other Provisions of General Application. For all purposes of this Supplemental Indenture unless otherwise specified herein:

(a)    all terms used in this Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture and include the plural as well as the singular;

(b)    the provisions of general application stated in Article X of the Base Indenture shall apply to this Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Supplemental Indenture; and

(c)    Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Act” means any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the Indenture to be given, made or taken by Holders, which may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company.

“Administrative or Judicial Action” has the meaning provided in the definition of “Tax Event.”

“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)    Compounded SOFR;

(2)    the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(3)    the sum of: (a) the ISDA Fallback Rate, and (b) the Benchmark Replacement Adjustment;

(4)    the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. Dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)    if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)    in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)    in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

(2)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(4)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Benchmark Transition Provisions” means the provisions set forth in Section 3.4(f) of the Supplemental Indenture.

“Business Day” means (a) each Monday, Tuesday, Wednesday, Thursday and Friday, that is neither a legal holiday nor a day on which the Corporate Trust Office of the Trustee or banking institutions or trust companies in the City of New York, New York or in any Place of Payment are authorized or obligated by law, regulation or executive order to remain closed.

“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with Section 3.4 of the Supplemental Indenture. The Company shall initially act as the Calculation Agent.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)    if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. Dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable).

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve” has the meaning provided in the definition of “Tier 2 Capital Event.”

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fixed Interest Payment Date” has the meaning provided in Section 3.4(a).

“Fixed Rate Period” has the meaning provided in Section 3.4(a).

“Fixed Rate Regular Record Date” has the meaning provided in Section 3.4(a).

“Floating Rate Interest Payment Date” has the meaning provided in Section 3.4(b).

“Floating Rate Period” has the meaning provided in Section 3.4(b).

“Floating Rate Regular Record Date” has the meaning provided in Section 3.4(b).

“Indenture” has the meaning set forth in the Recitals.

“Interest Payment Date” has the meaning provided in Section 3.4(b).

“interest period” means the period from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Issue Date to, but excluding, the applicable Interest Payment Date or the Maturity Date or date of earlier redemption, if applicable.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Issue Date” means December 15, 2021.

“Major Constituent Bank” means any Subsidiary which is organized as a banking organization under federal or state law and which represents 50% or more of the consolidated assets of the Company determined as of the date of the most recent audited financial statements of the Company.

“Maturity Date” has the meaning provided in Section 3.2.

“Place of Payment”, when used with respect to the Securities of or within any series, means the place or places where the principal of (and premium, if any) and interest, if any, on such Securities are payable as specified and as contemplated by Section 2.2 of the Base Indenture.

“Redemption Date” has the meaning provided in Section 3.5(a) of the Supplemental Indenture.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

“Senior Indebtedness” means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation where, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that the obligation is not Senior Indebtedness. Senior Indebtedness includes, without limitation:

a.

the principal (and premium, if any) of and interest in respect of indebtedness of the Company for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company, including obligations incurred in connection with the acquisition of property, assets or businesses;

b.	all capital lease obligations of the Company;

c.

all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

d.

all obligations of the Company arising from off-balance sheet guarantees and direct credit substitutes, including obligations in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar credit transactions;

e.

all obligations of the Company associated with derivative products, including obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

f.	all obligations of the type referred to in clauses (a) through (e) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise;

g.

all obligations of the type referred to in clauses (a) through (f) above of other persons secured by any lien on any property or asset of the Company whether or not such obligation is assumed by the Company; and

h.	any deferrals, renewals or extensions of any obligations of the type referred to in clauses (a) through (g) above.

Notwithstanding the foregoing, Senior Indebtedness does not include:

a.	the Notes;

b.	trade accounts payable arising in the ordinary course of business; and

c.	any indebtedness that by its terms ranks on an equal basis with, or is subordinated to, the Notes, including the Trust Preferred Securities.

“SOFR” means the daily secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Tax Event” means the receipt by the Company of an opinion of independent tax counsel experienced in such matters to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 120 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Tier 2 Capital Event” means the Company’s good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the original issue date of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after the original issue date of the Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the Notes then outstanding as “Tier 2 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable to the Company, for so long as any Notes are outstanding.

“Trust Preferred Securities” means, collectively, the Company’s existing Floating Rate Three Month LIBOR Plus 218 basis points Trust Preferred Securities due 2034, Floating Rate Three Month LIBOR Plus 199 basis points Trust Preferred Securities due 2034, Floating Rate Three Month LIBOR Plus 127 basis points Trust Preferred Securities due 2036, Floating Rate Three Month LIBOR Plus 135 basis points Trust Preferred Securities due 2037, and Floating Rate Three Month LIBOR Plus 135 basis points Trust Preferred Securities due 2037, each issued to the Company’s capital trust subsidiaries.

“U.S. Government Obligations” has the meaning set forth in the Base Indenture.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

ARTICLE THREE
CREATION OF THE NOTES

Section 3.1          Designation of Series. Pursuant to the terms hereof and Sections 2.1 and 2.2 of the Base Indenture, the Company hereby creates a Series of its subordinated debt securities designated as the “3.25% Fixed-to-Floating Rate Subordinated Notes due January 30, 2032” (the “Notes”), which Notes shall be deemed “Securities” for all purposes under the Indenture.

Section 3.2          Form and Minimum Denomination of Notes. The definitive form of the Notes shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof. The Notes shall bear interest and have such other terms as are stated in the form of definitive Notes or in the Indenture. The Stated Maturity of the Notes shall be January 30, 2032 (the “Maturity Date”). The Notes shall be issued in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Section 3.3          Initial Limit on Amount of Series. The Notes shall initially be limited to U.S. $75,000,000.00 in aggregate principal amount, and may, upon the execution and delivery of this Supplemental Indenture or from time to time thereafter, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the delivery of a Company Order. Following the initial issuance of the Notes, the aggregate principal amount of Notes may be increased as provided in Section 3.9 of this Supplemental Indenture.

Section 3.4          Interest.

(a)    The Notes will bear interest at an initial fixed rate of 3.25% per annum from and including December 15, 2021 to, but excluding, January 30, 2027 or earlier Redemption Date (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on January 30 and July 30 of each year, commencing on July 30, 2022 (each payment date, a “Fixed Interest Payment Date”). The last Fixed Interest Payment Date shall be January 30, 2027, unless the Notes are earlier redeemed. The interest payable during the Fixed Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Fixed Interest Payment Date (each such date, a “Fixed Rate Regular Record Date”).

(b)    The Notes will bear a floating interest rate from, and including January 30, 2027, to, but excluding, the Maturity Date or earlier Redemption Date (the “Floating Rate Period”). The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the then-current Three-Month Term SOFR plus 212 basis points for each quarterly interest period during the Floating Rate Period. During the Floating Rate Period, interest on the Notes will be payable quarterly in arrears on January 30, April 30, July 30, and October 30 of each year commencing, on April 30, 2027 (each such date, a “Floating Rate Interest Payment Date” and, together with a Fixed Interest Payment Date, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each Holder in whose name a Note is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date (each such date, a “Floating Rate Regular Record Date”). Notwithstanding the foregoing, if Three-Month Term SOFR (or other applicable Benchmark) is less than zero, then Three-Month Term SOFR (or other such Benchmark) shall be deemed to be zero. The Calculation Agent will provide the Company and the Trustee with written notice of the interest rate in effect on the Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark).

(c)    The amount of interest payable on any Fixed Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, January 30, 2027, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year on the basis of the actual number of days elapsed.

(d)    The Company or the Calculation Agent, as applicable, shall calculate the amount of interest payable on any Interest Payment Date and the Trustee shall have no duty to confirm or verify any such calculation. In the event that any scheduled Interest Payment Date or the Maturity Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date or of principal and interest payable on the Maturity Date will be paid on the next succeeding day which is a Business Day (any payment made on such date will be treated as being made on the date that the payment was first due and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day. U.S. Dollar amounts resulting from interest calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

(e)    The Company shall take such actions as are necessary to ensure that from the commencement of the Floating Rate Period for so long as any of the Notes remain outstanding there will at all times be a Calculation Agent appointed to calculate Three-Month Term SOFR in respect of each Floating Rate Period. The calculation of Three-Month Term SOFR for each applicable Floating Rate Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the Notes upon request and will be provided to the Trustee. The Calculation Agent shall have all the rights, protections and indemnities afforded to the Trustee under the Base Indenture and hereunder. The Calculation Agent may be removed by the Company at any time. If the Calculation Agent is unable or unwilling to act as Calculation Agent or is removed by the Company, the Company will promptly appoint a replacement Calculation Agent. The Calculation Agent may not resign its duties without a successor having been duly appointed; provided, that if a successor Calculation Agent has not been appointed by the Company and such successor accepted such position within 30 days after the giving of notice of resignation by the Calculation Agent, then the resigning Calculation Agent may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Calculation Agent with respect to such Series. The Trustee shall not be under any duty to succeed to, assume or otherwise perform, any duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties and obligations hereunder. For the avoidance of doubt, if at any time there is no Calculation Agent appointed by the Company, then the Company shall be the Calculation Agent. The Company may appoint itself or any of its Affiliates to be the Calculation Agent. The Company shall be the initial Calculation Agent.

(f)    Effect of Benchmark Transition Event.

(1)    If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the relevant Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Company will have the right to make Benchmark Replacement Conforming Changes from time to time, and such changes shall become effective without consent from the relevant Holders or any other party.

(2)    Notwithstanding anything set forth in Section 3.4(b) above, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth in this Section 3.4(f) will thereafter apply to all determinations of the interest rate on the Notes during the Floating Rate Period. After a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each interest period during the Floating Rate Period will be an annual rate equal to the Benchmark Replacement plus 212 basis points.

(3)     The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark and under this Section 3.4(f). Any determination, decision or election that may be made by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection (A) will be conclusive and binding on the Holders of the Notes and the Trustee absent manifest error, (B) if made by the Company as Calculation Agent, will be made in the Company’s sole discretion, (C) if made by a Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects and (D) notwithstanding anything to the contrary herein or in the Base Indenture, shall become effective without consent from the Holders of the Notes, the Trustee or any other party. If the Calculation Agent fails to make any determination, decision or election that it is required to make under the terms of the Notes, then the Company will make such determination, decision or election on the same basis as described above.

(4)     The Company (or its Calculation Agent) shall notify the Trustee in writing (i) upon the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event.

(5)    The Trustee (including in its capacity as Paying Agent) shall have no (i) responsibility or liability for the (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its Calculation Agent, as applicable, and (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or Calculation Agent’s failure to select a Benchmark Replacement or the Calculation Agent’s failure to calculate a Benchmark. The Trustee shall be entitled to rely conclusively on all notices from the Company or its Calculation Agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regards to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The Trustee shall not be responsible or liable for the actions or omissions of the Calculation Agent, or any failure or delay in the performance of the Calculation Agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the Calculation Agent. The Trustee shall be entitled to conclusively rely on any determination made, and any instruction, notice, Officers’ Certificate or other instruction or information provided by the Calculation Agent without independent verification, investigation or inquiry of any kind. The Trustee shall not be obligated to enter into any amendment or supplement hereto that adversely impacts its rights, duties, obligations, immunities or liabilities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes).

(6)    If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

Section 3.5          Redemption.

(a)    The Notes shall be redeemable, in each case, in whole or in part from time to time, at the option of the Company beginning with the Interest Payment Date on January 30, 2027 but not prior thereto (except upon the occurrence of certain events specified below), and on any Interest Payment Date thereafter (each, a “Redemption Date”), subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (or, as and if applicable, the rules of any successor appropriate bank regulatory agency). The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may, at its option, redeem the Notes before the Maturity Date, in whole or in part, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve (or, as and if applicable, the rules of any successor appropriate bank regulatory agency), upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.). Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. The provisions of Article III of the Base Indenture shall apply to any redemption of the Notes pursuant to this Section 3.5; provided that a notice of redemption shall be delivered not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes (with a copy to the Trustee) to be redeemed in whole or in part. Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the Holders of the Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state that it is a partial redemption and the portion of the principal amount thereof to be redeemed. The Notes are not subject to redemption or prepayment at the option of the Holders.

Any notice of redemption may be conditional in the Company’s discretion on one or more conditions precedent, and the Redemption Date may be delayed until such time as any or all of such conditions have been satisfied or revoked by the Company if it determines that such conditions will not be satisfied.

Section 3.6          No Repayment or Sinking Fund. The Notes will not be subject to redemption or repayment at the option of any Holder at any time prior to the Stated Maturity. Notwithstanding anything contained in Article XI of the Base Indenture to the contrary, no sinking fund will be provided with respect to the Notes.

Section 3.7          Notes Not Convertible or Exchangeable. The Notes will not be convertible into or exchangeable for equity securities, other securities, or assets or property of the Company or its subsidiaries.

Section 3.8          Issuance of Notes; Selection of Depository. The Notes shall be issued as Global Securities in permanent global form, without coupons. The initial Depositary for the Notes shall be DTC.

Section 3.9          Further Issuances. The Company may, without consent of the Holders of the Notes but in compliance with the terms of the Indenture, increase the principal amount of the Notes by issuing additional Notes on the same terms and conditions as the Notes, except for any differences in the issue price and interest accrued prior to the date of issuance of the additional Notes, and with the same CUSIP number as the Notes; provided that such additional Notes are fungible with the Notes for U.S. federal income tax purposes. The Notes and any additional Notes issued by the Company will rank equally and ratably and shall be treated as a single Series of Securities for all purposes under the Indenture.

Section 3.10        No Additional Amounts. In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), the Company will not pay additional amounts with respect to such tax or assessment.

Section 3.11 Registrar; Paying Agent. The Company appoints the Trustee as Registrar and Paying Agent with respect to the Notes, and the Trustee hereby accepts such appointment.

ARTICLE FOUR
APPOINTMENT OF THE REGISTRAR AND PAYING AGENT FOR THE NOTES

Section 4.1 Execution, Authentication, Delivery and Dating. Solely with respect to the Notes, Section 2.3 of the Base Indenture is amended and supplemented, by replacing the first two paragraphs of such Section in the Base Indenture with the following: “The Securities shall be executed in the name and on behalf of the Company by the manual, electronic signature or facsimile signature of its Chairman of the Board of Directors, its Chief Executive Officer, President, one of its Vice Presidents or Treasurer. Unless otherwise provided herein or in any other Securities, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any other Securities or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee. If the Person whose signature is on a Security no longer holds that office at the time the Security is authenticated and delivered, the Security shall nevertheless be valid.”

ARTICLE FIVE
REMEDIES OF TRUSTEE AND SECURITYHOLDERS

Section 5.1           Events of Default. The Events of Default provided for in Section 6.1 of the Base Indenture shall apply to the Notes, provided that:

(a)    The text of clause (a) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(a) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;”

(b)    The text of clause (b) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(b) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property or the taking of corporate action by the Company in furtherance of any such action;”; and

(c)    The text of clause (c) of Section 6.1 of the Base Indenture shall be substituted with the following:

“(c) (i) the appointment by a competent government agency having primary regulatory authority over any Major Constituent Bank under any applicable federal or state banking, insolvency or similar law now or hereafter in effect of a receiver of any such Major Constituent Bank or (ii) the entry of a decree or order in any case or proceeding under any applicable federal or state banking, insolvency or other similar law now or hereafter in effect appointing any receiver of any Major Constituent Bank.”

(d)    The portion of Section 6.1 of the Base Indenture appearing after clause (c) of Section 6.1 shall be deleted.

Section 5.2           Acceleration of Maturity; Rescission and Annulment. Solely with respect to the Notes, the text of Section 6.2 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“(a) (i) If an Event of Default occurs, the principal amount of all the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

(ii)          At any time after the acceleration of the Notes and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such acceleration and its consequences if

(1)    the Company has paid or deposited with the Trustee a sum sufficient to pay

(A)    all overdue interest on the Notes,

(B)    the principal of (and premium, if any, on) the Notes which have become due otherwise than by such acceleration and, to the extent permitted by applicable law, interest thereon at the rate or rates prescribed therefor in the Notes,

(C)    to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in the Notes, and

(D)    all sums paid or advanced by the Trustee hereunder and the compensation, reasonable expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2)    all Events of Default with respect to the Notes, other than the non-payment of the principal of the Notes which has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.13 hereof.

(iii)          No such rescission shall affect any subsequent default or impair any right consequent thereon.”

Section 5.3           Collection of Indebtedness and Suits for Enforcement by Trustee. Solely with respect to the Notes, the text of Section 6.3 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“The Company covenants that if

(a)    default is made in the payment of any interest on the Notes when such interest becomes due and payable and such default continues for a period of 30 days,

(b)    default is made in the payment of the principal of (or premium, if any, on) any Note at the Maturity Date, or

(c)    the failure of the Company to perform any covenants or agreements contained in the Indenture, which failure shall not have been remedied, or without provision deemed to be adequate for the remedying thereof having been made, for a period of 90 days after written notice shall have been given to the Company by the Trustee or shall have been given to the Company and the Trustee by Holders of 25% or more in aggregate principal amount of the Notes then Outstanding, specifying such failure, requiring the Company to remedy the same and stating that such notice is a notice of default under the Indenture, the Company will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal, and any premium and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and premium and on any overdue interest, at the rate or rates prescribed in the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor of the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor of the Notes, wherever situated.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.”

Section 5.4           Application of Money Collected. Solely with respect to the Notes, the text of Section 6.6 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“Subject to Article Six of the Supplemental Indenture, any money or property collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal or any premium or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Trustee and any predecessor Trustee under Section 7.7

SECOND: Subject to Article Six of the Supplemental Indenture, to the payment of the amounts then due and unpaid for principal of and any premium and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and any premium and interest, respectively; and

THIRD: The balance, if any, to the Company.”

Section 5.5           [Reserved].

Section 5.6           [Reserved].

Section 5.7           [Reserved].

Section 5.8           [Reserved].

Section 5.9           [Reserved].

Section 5.10         [Reserved].

Section 5.11         [Reserved].

ARTICLE SIX
SUBORDINATION OF SECURITIES

Section 6.1           Agreement to Subordinate. Solely with respect to the Notes, the text of Section 12.1 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“The Company covenants and agrees, and each Holder of a Note, by his acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article, the indebtedness represented by the Notes and the payment of the principal of (and premium, if any) and interest on each and all of the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness.

Notwithstanding the foregoing, if a deposit referred to in Section 8.5 is made pursuant to Section 8.1, Section 8.3 or Section 8.4 with respect to any Notes (and provided all other conditions set out in Section 8.1, Section 8.3 or Section 8.4, as applicable, shall have been satisfied with respect to the Notes), then, following the 90th day after such deposit, or any longer preference period if applicable, no money or U.S. Government Obligations so deposited, and no proceeds thereon, will be subject to any rights of holders of Senior Indebtedness, including any such rights arising under Article Six of the Supplemental Indenture or Article XII of the Base Indenture.”

Section 6.2           Distribution on Dissolution, Liquidation and Reorganization; Subrogation of Securities. Solely with respect to the Notes, the final five paragraphs of Section 12.2 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“(a)          In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision shall be made for such payment, before the Holders of the Notes are entitled to receive any payment on account of principal of or interest on the Notes, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Notes in any such case, proceeding, dissolution, liquidation or other winding up or event.

(b)           Upon the occurrence of any of the events described in clauses (i), (ii) or (iii) of the immediately preceding paragraph, in the event that notwithstanding the foregoing provisions of this Section the Trustee or the Holder of any Notes shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, before all Senior Indebtedness is paid in full or payment thereof provided for, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the Trustee by written notice to a Responsible Officer or, as the case may be, such Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

(c)            The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer all or substantially all of its properties and assets to another Person upon the terms and conditions set forth in Article Eight of the Supplemental Indenture shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this Section if the Person formed by such consolidation or into which the Company is merged or which acquires by conveyance or transfer all or substantially all properties and assets, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the respective conditions set forth in Article Eight of the Supplemental Indenture.

(d)            Subject to the payment in full of all Senior Indebtedness, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to indebtedness of the Company to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Notes or the Trustee would be entitled except for the provisions of this Article, and no payments over pursuant to the provisions of this Article to the holders of Senior Indebtedness by Holders of the Notes or the Trustee, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

(e)            The provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article or elsewhere in the Indenture or in the Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional and which, subject to the rights under this Article of the holders of Senior Indebtedness, is intended to rank equally with all other obligations of the Company, to pay to the Holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holder.”

Section 6.3           No Payment When Senior Indebtedness in Default.

(a)    In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or, in the event any judicial proceeding shall be pending with respect to any such default, then no payment shall be made by the Company on account of principal of or interest on the Notes or on account of the purchase or other acquisition of Notes.

(b)    In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Note prohibited by the foregoing provisions of this Section, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Company.

(c)    The provisions of this Section shall not apply to any payment with respect to which Section 8.3 of the Base Indenture would be applicable.

Section 6.4           Payment Permitted If No Default. Nothing contained in this Article or elsewhere in the Indenture or in the Notes shall prevent (a) the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 8.3 of the Base Indenture or under the conditions described in Section 8.4 of the Base Indenture, from making payments at any time of principal of or interest on the Notes, or (b) the application by the Trustee of any money deposited with it hereunder to the payment of or on account of the principal of (and premium, if any) or interest on the Notes or the retention of such payment by the Holders, if, at the time of such application by the Trustee, it did not have knowledge that such payment would have been prohibited by the provisions of this Article.

Section 6.5 Notices to Trustee. Solely with respect to the Notes, the text of Section 12.5 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“(a)         The Company shall give prompt written notice in the form of an Officers’ Certificate to a Responsible Officer of the Trustee and to any paying agent of any fact known to the Company which would prohibit the making of any payment to or by the Trustee or any paying agent in respect of the Notes. Notwithstanding the provisions of this Article XII or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Notes pursuant to this Article XII, unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office from the Company (in the form of an Officers’ Certificate) or a holder of Senior Indebtedness or from any trustee therefor; and, prior to the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 12.5 at least five Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within five Business Days prior to such date.

(b)          The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness or a trustee therefor to establish that such notice has been given by a holder of Senior Indebtedness or a trustee therefor. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article XII, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article XII, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.”

Section 6.6           Rights of Trustee as Holder of Senior Indebtedness; Preservation of Trustee’s Rights. Solely with respect to the Notes, the text of Section 12.6 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“The Trustee or any Authenticating Agent in its individual capacity shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in the Indenture shall deprive the Trustee of any of its rights as such holder.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall in good faith mistakenly pay over or distribute to Holders of the Notes or to the Company or to any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Article or otherwise. With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article XII and no implied covenants or obligations with respect to holders of Senior Indebtedness shall be read into the Indenture against the Trustee.”

Section 6.7           No Waiver of Subordination Provisions. Solely with respect to the Notes, the text of Section 12.7 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“(a)         No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(b)         Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article XII or the obligations hereunder of the Holders of the Notes to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.”

Section 6.8            Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this Article, the Trustee and the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article.

Section 6.9            [Reserved].

Section 6.10          [Reserved].

Section 6.11         Payment of Proceeds in Certain Cases. Upon the occurrence of any of the events specified in clauses (i), (ii) and (iii) of Section 6.2(a), the provisions of that Section shall be given effect to determine the amount of cash, property or securities which may be payable or deliverable as between the holders of Senior Indebtedness, on the one hand, and the Holders of Notes, on the other hand.

Section 6.12         All Indenture Provisions Subject to Article Six. Notwithstanding anything herein contained to the contrary, all the provisions of the Indenture shall be subject to the provisions of this Article Six, so far as the same may be applicable thereto. The provisions of this Article Six shall not apply to amounts due and owing to the Trustee under Section 7.7 of the Base Indenture.

Section 6.13         Prior Payment to Senior Indebtedness Upon Acceleration of the Notes.

(a)          In the event that any Notes are declared due and payable before their Maturity Date, then and in such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness or provision shall be made for such payment in cash, before the Holders of the Notes are entitled to receive any payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes) by the Company on account of the principal of (or premium, if any) or interest on the Notes or on account of the purchase or other acquisition of the Notes.

(b)          In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Note prohibited by the foregoing provisions of this Section, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered forthwith to the Company.

(c)         The provisions of this Section shall not apply to any payment with respect to which Section 6.2 above would be applicable.

ARTICLE SEVEN
AMENDMENT, MODIFICATION AND WAIVER

Section 7.1 Modification of Supplemental Indentures Without Consent of Holders. Solely with respect to the Notes, the text of Section 9.1 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may amend the Indenture by entering into an indenture or indentures supplemental hereto, for any of the following purposes:

(a)            to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; or

(b)           to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power herein conferred upon the Company; or

(c)           to add any additional Events of Default for the benefit of the Holders of the Notes; or

(d)           to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form; or

(e)           to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination (A) shall neither (i) apply to any Note created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Note with respect to such provision or (B) shall become effective only when there is no such Note Outstanding; or

(f)            to secure the Notes; or

(g)           to establish the form or terms of Notes of any Series as permitted by Sections 2.1 and 2.2 hereof; or

(h)           to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements of Section 7.9; or

(i)            to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this Clause (i) shall not adversely affect the interests of the Holders of the Notes in any material respect, as determined, in good faith, by the Company.

Subject to the provisions of Section 7.3 of the Supplemental Indenture, the Trustee is authorized to join with the Company in the execution of any such supplemental indenture, to make the further agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property or assets thereunder. Not in limitation of the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to implement any Three-Month Term SOFR Conventions or any benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof); provided that the Trustee shall have no obligation to review any such conventions or transition provisions determined by the Calculation Agent and included in any such amendment and shall be entitled to conclusively rely on the Officers’ Certificate and Opinion of Counsel provided pursuant to Section 7.3 of the Supplemental Indenture in connection therewith.”

Section 7.2 Modification of Supplemental Indentures With Consent of Holders. Solely with respect to the Notes, the text of Section 9.2 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may amend the Indenture by entering into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Notes under the Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note affected thereby,

(a)          change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Note, or change the timing of an interest payment on any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of any Note which would be due and payable upon an acceleration of the Maturity thereof pursuant to Section 6.2 hereof, or change any Place of Payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to Holders, or

(b)          reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture, or

(c)          modify any of the provisions of this Section or Section 6.13 of the Base Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this Section, or the deletion of this proviso, in accordance with the requirements of Sections 7.8 and Section 9.1(l).

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of the Notes, or which modifies the rights of the Holders of the Notes with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Notes of any other Series.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

The Company may set a record date for purposes of determining the identity of the Holders of each Series of Notes entitled to give a written consent or waive compliance by the Company as authorized or permitted by this Section. Such record date shall not be more than 30 days prior to the first solicitation of such consent or waiver or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 312 of the Trust Indenture Act.

Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of this Section, the Company shall mail a notice, setting forth in general terms the substance of such supplemental indenture, to the Holders of Notes at their addresses as the same shall then appear in the Register of the Company. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.”

Section 7.3           Trustee Protected. Solely with respect to the Notes, the text of Section 9.7 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article IX or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by the Indenture, that all conditions herein provided for relating to such action have been complied with, and that such supplemental indenture is a legal, valid and binding obligation of the Company. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise.”

Section 7.4            [Reserved].

Section 7.5 Reference in Securities to Supplemental Indentures. Solely with respect to the Notes, the text of Section 9.6 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article IX may, and shall if required by the Company, bear a notation in form approved by the Company as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Company, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities.”

ARTICLE EIGHT
MERGER, CONSOLIDATION AND SALE OF ASSETS

Section 8.1 Company May Consolidate, Etc., Only on Certain Terms. Solely with respect to the Notes, the text of Section 5.1 of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“(a) The Company shall not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, unless:

(i)            the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of the Company shall be a corporation, partnership, limited liability company or trust, shall be organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

(ii)            immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;

(iii)            if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted by the Indenture, the Company or such successor Person shall take such steps as shall be necessary to secure the Notes equally and ratably with (or senior to) all indebtedness secured thereby; and

(iv)            the Company has delivered to the Trustee an Officers Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this Article V and that all conditions precedent herein provided for relating to such transaction have been complied with; and the Trustee may rely on such Officers’ Certificate and Opinion of Counsel as conclusive evidence that such transaction complies with this Section 5.1.

(b) Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with this Section 5.1, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the Indenture and the Notes.”

ARTICLE NINE
DEFEASANCE

Section 9.1 Defeasance Applicable to the Notes. Pursuant to Section 8.3 and Section 8.4 of the Base Indenture, provision is hereby made for both defeasance and covenant defeasance of the Notes, in each case, upon the terms and conditions contained herein.

Section 9.2 Legal Defeasance. Solely with respect to the Notes, the text of Section 8.3(c) of the Base Indenture shall be deleted and replaced, reading in its entirety as follows:

“(c) the rights, powers, trust, indemnities and immunities of the Trustee hereunder; provided that, the following conditions shall have been satisfied:

(i)

the Company shall have deposited or caused to be irrevocably deposited (except as provided in Section 8.2(c)) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the Holders of such Securities, cash in Dollars and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a regionally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal of and interest, if any, on and any mandatory sinking fund payments in respect of all the Securities of such Series on the dates such installments of interest or principal and such sinking fund payments are due;

(ii)

such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound (other than a breach or violation resulting from the borrowing of funds to make such deposit and the grant of any lien securing such borrowings);

(iii)

no Default or Event of Default with respect to the Securities of such Series shall have occurred and be continuing on the date of such deposit or during the period ending on the 90th day after such date;

(iv)

the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of execution of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Securities of such Series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(v)

the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Securities of such Series over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

(vi)

the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by this Section have been complied with.”

Section 9.3 Covenant Defeasance. Solely with respect to the Notes, the text of clauses (a) through (e) of Section 8.4 of the Base Indenture shall be deleted and replaced, reading in their entirety as follows:

“(a)         With reference to this Section 8.4, the Company has deposited or caused to be irrevocably deposited (except as provided in Section 8.2(c)) with the Trustee as trust funds in trust for the purpose of making the following payments specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, cash in Dollars and/or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a regionally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal of and interest, if any, on and any mandatory sinking fund payments in respect of the Securities of such Series on the dates such installments of interest or principal and such sinking fund payments are due;

(b)         such deposit will not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound (other than a breach or violation resulting from the borrowing of funds to make such deposit and the grant of any lien securing such borrowings);

(c)         No Default or Event of Default with respect to the Securities of such Series shall have occurred and be continuing on the date of such deposit or during the period ending on the 90th day after such date;

(d)         The Company shall have delivered to the Trustee an Opinion of Counsel to the effect that Holders of the Securities of such Series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

(e)         The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the covenant defeasance contemplated by this Section have been complied with.”

Section 9.4 Reinstatement. If the Trustee or the Paying Agent is unable to apply any money in accordance with this Article with respect to any Notes by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations under the Indenture and the Notes from which the Company has been discharged or released pursuant to Article VIII of the Base Indenture shall be revived and reinstated as though no deposit had occurred pursuant to this Article with respect to such Notes, until such time as the Trustee or Paying Agent is permitted to apply all money held in trust pursuant to Section 8.2 of the Base Indenture with respect to such Notes in accordance with this Article; provided, however, that if the Company makes any payment of principal of or any premium or interest on any such Note following such reinstatement of its obligations, the Company shall be subrogated to the rights (if any) of the Holders of such Notes to receive such payment from the money so held in trust.

Section 9.5 Capital Treatment. Any defeasance of the Notes pursuant to the Indenture shall be subject to the Company obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the Issue Date of the Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.

ARTICLE TEN
MISCELLANEOUS

Section 10.1 Application of Supplemental Indenture. Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes created hereby and not to any future Series of Securities established under the Base Indenture.

Section 10.2 Benefits of this Supplemental Indenture. Nothing contained in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties to the Indenture, any Registrar, any Paying Agent, any Authenticating Agent and their successors under the Indenture, and the Holders, any benefit or any legal or equitable right, remedy or claim under the Base Indenture or this Supplemental Indenture.

Section 10.3 Modification of the Base Indenture. Except as expressly provided by this Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 10.4 Effective Date. This Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

Section 10.5 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 10.6 Successors and Assigns. All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 10.7 Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

Section 10.8 Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.9 Satisfaction and Discharge of Indenture. The Indenture, with respect to the Notes, shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes expressly provided for and rights to receive payments of principal of and premium, if any, and interest on the Notes) upon compliance with the provisions of Section 9.2 of this Supplemental Indenture relating to the satisfaction and discharge of the Indenture.

Section 10.10 Ratification of the Base Indenture. The Base Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided. The Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Supplemental Indenture.

Section 10.11 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 10.12 Trustee Disclaimer. The Trustee accepts the amendments of the Base Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Base Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to (i) any of the recitals contained herein, all of which recitals are made solely by the Company, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

COMPANY:

MERCANTILE BANK CORPORATION

By:	/s/ Robert B. Kaminski, Jr.
Name:	Robert B. Kaminski, Jr.
Title:	President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Michael H. Wass
Name:	Michael H. Wass
Title:	Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

FORM OF 3.25% FIXED-TO-FLOATING RATE SUBORDINATED NOTES
DUE JANUARY 30, 2032

[See attached.]

A-1